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Filed pursuant to Rule 424(b) (3)
Registration Statement on Form SB-2
File No. 333-111039

SUPPLEMENT TO PROSPECTUS
DATED DECEMBER 9, 2003

Vaso Active Pharmaceuticals, Inc.

The Prospectus dated December 9, 2003 relating to the offer and sale of shares of Class A common stock, $0.0001 par value per share, of Vaso Active Pharmaceuticals, Inc. (Nasdaq Small Cap: VAPH; BSE: VZM), is hereby supplemented to add the following to page 2 of the Prospectus:

TO CALIFORNIA RESIDENTS ONLY

SPECIAL SUITABILITY STANDARDS FOR CALIFORNIA RESIDENTS

        Natural persons resident in California who wish to purchase shares of our Class A common stock must:

  •
  Have a gross annual income of not less that $65,000 and a liquid net worth of not less than $250,000 (exclusive of home furnishings and automobiles); or

  •
  Have a gross annual income of not less than $200,000; or

  •
  Have a liquid net worth of not less than $500,000 (exclusive of home furnishings and automobiles); or

  •
  Have a liquid net worth of not less than $1,000,000 (inclusive of home furnishings and automobiles).

This offering was approved in California on the basis of a limited offering qualification under which California residents must meet the foregoing suitability standards.

OTHER QUALIFICATIONS

Exemptions for secondary trading under California Code 25104(h) will be withheld, but there may be other exemptions to cover private sales by bona fide owners of our Class A common stock for his or her own account without advertising and without being effected by or through a broker dealer in a public offering.

The date of this Prospectus Supplement is December 15, 2003.

******

Contact:

Kashner Davidson Securities Corp.
As Underwriter and Representative
Of the Several Underwriters

77 South Palm Avenue
Sarasota, FL 34236
Tel: (914) 951-2626
Fax: (914) 954-0647
Matt Meister, President and CEO
E-mail: mattm@kashnerdavidson.com

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SUPPLEMENT TO PROSPECTUS DATED DECEMBER 9, 2003
Vaso Active Pharmaceuticals, Inc.